                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

NEWS RELEASE

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 1999.

TOWN & COUNTRY, MISSOURI, January 28, 2000 . . . . . Huntco Inc. (NYSE:"HCO"),
an intermediate steel processor, today announced results of operations for the fourth quarter and year ended December 31, 1999. Net sales for the fourth quarter were $84.5 million, an increase of 5.1% in comparison to net sales of $80.4 million for the three months ended December 31, 1998. The Company incurred a net loss for common shareholders for the quarter of $1.4 million, or $.15 per share both basic and diluted, which compares to a net loss for common shareholders of $4.4 million, or $.49 per share, both basic and diluted, in the prior year's fourth quarter. Included in the 1999 fourth quarter results was a non-recurring loss associated with the sale of the Company's South Carolina facility of $1.1 million, or $.12 per share, both basic and diluted, net of related tax benefits.

Net sales for the year ended December 31, 1999 were $349.9 million, a decrease of 10.5% in comparison to net sales of $391.2 million for the year ended December 31, 1998. During 1999 the Company incurred a net loss for common shareholders of $11.3 million, or $1.27 per share both basic and diluted, which compares to a 1998 net loss for common shareholders of $4.5 million, or $.50 per share both basic and diluted. Included in the 1999 net loss is an extraordinary charge of $2.6 million ($.30 per share both basic and diluted) incurred during the Company's second quarter in connection with the early retirement of the Company's previously outstanding long term debt agreements, as well as the above-mentioned $.12 per share non-recurring loss associated with the sale of the Company's South Carolina facility.

The Company's lower net sales are primarily the result of lower selling prices. The effect of historically high imports of steel products into the United States during late 1998 and early 1999 resulted in significant declines in selling values realized by the Company and the steel processing industry in general. The Company's average per ton selling values declined 4.5% and 9.2% for the three and twelve months ended December 31, 1999, in comparison to prior year levels.

Also reflected in the lower net sales for 1999 were reduced direct sales volumes. Direct (i.e., non-tolling) sales volume measured in tons shipped decreased 2.1% for 1999, although direct sales volume did show a 5.8% quarter-over-quarter increase in the 1999 fourth quarter. The Company processed and shipped 275,533 and 1,203,972 tons of steel in the quarter and year ended December 31, 1999, compared to 249,378 and 1,208,255 tons for the quarter and year ended December 31, 1998. Approximately 23.6% and 23.9% of the tons processed in the three and twelve month periods ended December 31, 1999, represented customer-owned material processed on a per ton, fee basis, versus a tolling percentage of 20.3% and 22.5% in the comparable periods of the prior year. The Company sold 62,452 and 257,780 tons of cold rolled products during the quarter and year ended December 31, 1999, as compared to 45,156 and 261,914 tons in the corresponding 1998 periods.

Gross profit, expressed as a percentage of net sales, was 7.6% and 5.1% for the quarter and year ended December 31, 1999, respectively, compared to 0.8% and 5.4% for the comparable periods of the prior year. During 1999 the gross profit margin percentages realized by the Company have steadily increased, as steel pricing and sales and production volumes slowly recovered from the depressed levels of late 1998 and early 1999. The higher quarter-over-quarter gross profit percentage is attributable to the recent improvement in industry-wide steel pricing, versus the deterioration in market prices that began in earnest in the third quarter of 1998. The lower year-over-year gross profit percentage reflects the devastating impact that steel selling price declines had on the Company in early 1999, especially in cold rolled steel product pricing and volumes.

Exclusive of the non-recurring loss incurred on the sale of the Company's South Carolina facility, the Company reported income from operations of $2.1 million for the fourth quarter of 1999, an improvement of $1.1 million from the 1999 third quarter and the first fourth quarter operating profit the Company has realized since 1996. Further, inventories have been reduced by over $50.0 million from the peak levels reached during the first quarter of 1999.

The Company recently secured several commitments for toll conversion at its cold rolling mill and is negotiating and conducting trials for additional commitments which it expects to conclude during the first quarter of 2000. The Company expects these commitments to commence around the beginning of the second quarter, ramping up to a level of approximately 15,000 tons per month by the middle of 2000. Included is an anticipated 10,000 tons per month of full hard cold rolled steel, which product utilizes previously unsold capacity on the Company's coil pickling lines and on the cold rolling mill itself. This incremental business is expected to increase the Company's cold rolled product sales to over 30,000 tons per month. The Company's objective is to convert as much as one half of its cold rolling capacity to toll conversion business on an ongoing basis. This is expected to reduce working capital needs for the Rolling Mill Division, simplify material procurement and to result in more consistent financial performance. The Company's recent successes in this area provide evidence of the significant improvements made in product quality and service capabilities in its cold rolling operation.

The addition of a significant complement of full hard cold rolled business, which utilizes previously unsold capacity, should further lower the Company's conversion costs due to higher absorption of fixed costs and should increase the Company's ability to compete at more acceptable levels of profitability. This change in the Company's sales mix along with generally improving market conditions cause the Company to believe that its Rolling Mill Division could achieve pretax profitability by the end of the 2000 first quarter, with continuing improvement expected over the balance of 2000.

The largest component of the Company's processing business, the Flat Rolled Products Division, was solidly profitable during 1999, especially during the second half of the year, and is expected to continue to be so throughout 2000. The Company's cylinder operations, which are included in its Custom Products Division, achieved record sales and earnings in 1999 and are expected to have a solid year in 2000.

This press release contains certain statements that are forward-looking and involve risks and uncertainties. Words such as "expects," "believes," and "anticipates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on current expectations and projections concerning the Company's plans for 2000 and about the steel processing industry in general, as well as assumptions made by Company management and are not guarantees of future performance. Therefore, actual events, outcomes, and results may differ materially from what is expressed or forecasted in such forward-looking statements. The Company encourages those who make use of this forward-looking data to make reference to a complete discussion of the factors which may cause the forward-looking data to differ materially from actual results which is contained in Form 8-K, filed simultaneously with this News Release.

Huntco Inc. is a major, intermediate steel processor, specializing in the processing of flat rolled carbon steel.

                                 HUNTCO INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATION
                  (in thousands, except per share amounts)

                                        Year Ended            Three Months
                                       December 31,        Ended December 31,
                                      1999       1998       1999       1998
                                    -------    -------     -------   -------
                                         (audited)            (unaudited)
Net sales                           $349,947   $391,181    $84,508   $80,438

Cost of sales                        332,215    369,864     78,121    79,795
                                     -------    -------     ------    ------
Gross profit                          17,732     21,317      6,387       643

Selling, general and
 administrative expenses              19,062     19,939      4,277     5,325
Non-recurring loss on
 sale of plant facility                1,720        -        1,720       -
                                     -------    -------     ------    ------
Income (loss) from operations         (3,050)     1,378        390    (4,682)

Interest, net                        (10,140)    (8,113)    (2,637)   (2,101)
                                     -------    -------     ------    ------
Loss before income taxes             (13,190)    (6,735)    (2,247)   (6,783)

Benefit for income taxes              (4,687)    (2,444)      (915)   (2,462)
                                     -------    -------     ------    ------
Net loss before extraordinary item    (8,503)    (4,291)    (1,332)   (4,321)

Extraordinary item, net of tax        (2,644)       -          -         -
                                     -------    -------     ------    ------
Net loss                             (11,147)    (4,291)    (1,332)   (4,321)

Preferred dividends                      200        200         50        50
                                     -------    -------     ------    ------
Net loss for common shareholders    $(11,347)  $ (4,491)   $(1,382)  $(4,371)
                                     =======    =======     ======    ======

Loss per common share
 (basic and diluted):
 Net loss before extraordinary item   $ (.97)    $ (.50)    $ (.15)   $ (.49)
 Extraordinary item, net of tax         (.30)       -          -         -
                                       -----      -----      -----     -----
 Net loss for common shareholders     $(1.27)    $ (.50)    $ (.15)   $ (.49)
                                       =====      =====      =====     =====
Weighted average
 common shares outstanding:
 (basic and diluted)                   8,942      8,942      8,942     8,942
                                       =====      =====      =====     =====


                                  HUNTCO INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                            (audited, in thousands)

                                                          December 31,
                                                      1999           1998
                                                   ----------     ----------
ASSETS
Current assets:
 Cash                                                $    414       $     21
 Accounts receivable, net                              41,835         43,579
 Inventories                                           77,832         92,240
 Other current assets                                   2,380          2,914
                                                     --------       --------
                                                      122,461        138,754
Property, plant and equipment, net                    123,548        143,401
Other assets                                           10,725         11,076
                                                     --------       --------
                                                     $256,734       $293,231
                                                     ========       ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $ 43,279       $ 56,923
 Accrued expenses                                       2,657          3,451
 Current maturities of long-term debt                     248          7,352
                                                     --------       --------
                                                       46,184         67,726
                                                     --------       --------

Long-term debt                                        105,470        102,555
Deferred income taxes                                   1,166          7,376
                                                     --------       --------
                                                      106,636        109,931
                                                     --------       --------
Shareholders' equity:
 Series A preferred stock (issued and
   outstanding, 225; stated at liquidation value)       4,500          4,500
 Common stock:
   Class A (issued and outstanding, 5,292)                 53             53
   Class B (issued and outstanding, 3,650)                 37             37
 Additional paid-in-capital                            86,530         86,530
 Retained earnings                                     12,794         24,454
                                                     --------       --------
                                                      103,914        115,574
                                                     --------       --------
                                                     $256,734       $293,231
                                                     ========       ========

                                  HUNTCO INC.
                CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                            (audited, in thousands)

                                                             Year Ended
                                                             December 31,
                                                          1999        1998
                                                        -------      -------
Cash flows from operating activities:
 Net loss                                              $(11,147)    $ (4,291)
                                                        -------      -------
 Adjustments to reconcile net loss to
  net cash provided by operating activities:
    Depreciation and amortization                        11,395       10,265
    Loss on early extinguishment of debt                  4,067          -
    Loss on sale of property, plant and equipment         1,732          (65)
    Decrease (increase) in:
      accounts receivable                                 1,744       (1,936)
      inventories                                        14,409      (10,628)
      other current assets                                  534        2,101
      other assets                                         (446)      (1,049)
    Increase (decrease) in:
      accounts payable                                  (13,645)      16,896
      accrued expenses                                     (795)        (428)
      non-current deferred taxes                         (6,211)      (2,039)
                                                        -------      -------
        Total adjustments                                12,784       13,117
                                                        -------      -------
 Net cash provided by operations                          1,637        8,826
                                                        -------      -------
Cash flows from investing activities:
 Acquisitions of property, plant and equipment             (904)      (8,782)
 Proceeds from sale of property, plant and equipment      9,815        2,121
                                                        -------      -------
 Net cash provided (used) by investing activities         8,911       (6,661)
                                                        -------      -------
Cash flows from financing activities:
 Retirement of long-term notes                          (50,000)         -
 Debt repurchase premiums                                (3,816)         -
 Net proceeds from revolving credit facilities           46,661          978
 Payments on debt and capital lease obligations            (849)      (2,010)
 Payments for debt issuance costs                        (1,638)         -
 Common stock dividends                                    (313)        (939)
 Preferred stock dividends                                 (200)        (200)
                                                        -------      -------
 Net cash used by financing activities                  (10,155)      (2,171)
                                                        -------      -------
Net increase (decrease) in cash                             393           (6)

Cash, beginning of period                                    21           27
                                                        -------      -------
Cash, end of period                                     $   414      $    21
                                                        =======      =======